Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated December 8, 2009 to Pricing Supplements No. 32, 33, 35, 36 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between November 6, 2009 and December 7, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	77.644%	$1,552,880	December 2, 2009
$3,000,000	77.826%	$2,334,780	November 24, 2009
$5,000,000	77.826%	$3,891,300	November 24, 2009
$5,000,000	75.030%	$3,751,500	November 18, 2009
$2,000,000	76.137%	$1,522,740	November 17, 2009
$5,000,000	76.011%	$3,800,550	November 16, 2009
$19,000,000	76.003%	$14,440,570	November 12, 2009

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between November 6, 2009 and December 7, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	79.100%	$1,582,000	December 9, 2009
$1,000,000	80.140%	$801,400	December 4, 2009
$5,000,000	79.005%	$3,950,250	November 24, 2009
$2,000,000	79.153%	$1,583,060	November 23, 2009
$2,000,000	76.238%	$1,524,760	November 18, 2009

Linked to the Rogers International Commodity Index®

—Energy Total ReturnSM

Due October 24, 2022

The following issuances occurred between November 6, 2009 and December 7, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	62.147%	$621,470	December 9, 2009

Linked to the MLCX Biofuels Index (Exchange Series)

—Total Return

Due February 13, 2023

The following issuances occurred between November 6, 2009 and December 7, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	82.170%	$821,700	November 23, 2009

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between November 6, 2009 and December 7, 2009:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,500,000	53.095%	$796,425	November 13, 2009

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$56,500,000	76.063%	$42,975,385	$2,398.03(1)

(1)       The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $19,138.55 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $16,740.52 remains available for future offerings for such pricing supplements described above.